Exhibit 11.1

STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
AG-CHEM EQUIPMENT CO., INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

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The per share computations are based on the weighted average number of common shares outstanding during the periods.

                                                      Three Months Ended
                                                      ------------------
                                                         December 31,
                                                         ------------
                                                     1999           1998
                                                   --------       -------
Shares outstanding at beginning of period             9,595         9,640

Repurchase and retirement of common stock                (3)          (13)
                                                   --------       -------

Shares outstanding at end of period                   9,592         9,627
                                                   ========       =======

Weighted average shares outstanding                   9,592         9,639
                                                   ========       =======

Net loss                                           $ (2,024)      $  (356)
                                                   ========       =======

Loss per common share                              $  (0.21)      $ (0.04)
                                                   ========       =======



The Company has no potentially dilutive common shares.


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